Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

FIRST QUARTER FISCAL 2017 RESULTS

THE WOODLANDS, TEXAS, Monday, June 6, 2016 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2017 first quarter (Q1 FY 2017) ended April 30, 2016.

Highlights

•	Reported net loss from continuing operations for Q1 FY 2017 was ($8.8) million, or ($0.45) per share, compared to ($6.6) million, or ($0.34) per share, for Q1 FY 2016. Q1 FY 2016 results included a $4.2 million gain, or $0.22 per share, on extinguishment of debt.

•	Adjusted EBITDA (a non-GAAP financial measure as defined below) was $4.5 million in Q1 FY 2017 compared to $4.8 million in Q1 FY 2016.

•	Consolidated revenues declined 8% to $159.7 million in Q1 FY 2017 from $174.3 million in Q1 FY 2016, largely related to lower activity levels at Mineral Services and Heavy Civil. Water Resources produced strong revenue growth while Inliner revenues were relatively flat.

•	Unallocated corporate expenses reflected in our Adjusted EBITDA calculation continued to decline, benefiting from Layne’s overall cost reduction efforts, and were $7.0 million in Q1 FY 2017 compared to $9.5 million in Q1 FY 2016.

•	As of April 30, 2016, cash and cash equivalents were $59.8 million, and total debt was $159.9 million. Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $126.1 million at April 30, 2016, compared to $131.7 million at January 31, 2016.

•	Total backlog was $316.1 million at April 30, 2016 compared to $346.3 million at January 31, 2016 and $380.4 million at April 30, 2015. The decrease in backlog was primarily within the Heavy Civil division and related to the continuing strategic shift towards more selective opportunities.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “Our first quarter results reflect our continued progress on several fronts and the challenges we continue to face in the minerals market. Notably, Inliner delivered another quarter of strong performance driven by improved margins and Water Resources generated top line growth although margins were impacted by some execution issues, including within the energy business, and increased bad debt expense. We continue to make meaningful progress in transforming our Heavy Civil division where we produced positive Adjusted EBITDA for the first time in more than two years. The ongoing commodity-related headwinds continue to adversely impact our Mineral Services business although we benefitted from improved profitability of our Latin American affiliates.

“We remain focused on reducing costs and rationalizing our asset base, where appropriate. As part of our ongoing strategy to reshape our portfolio, we divested our non-core vibration technology business during the quarter. In addition, we continue to implement our company-wide business performance improvement initiative and have taken our next planned step to focus on sales and operations efficiency improvements within Water Resources. Our plan is to take advantage of our water expertise and realigned Water Resources operating structure to enhance our work processes and improve job execution while also reducing our cost structure in order to improve overall profitability and cash flow. Lastly, we have made significant progress in reducing our corporate overhead. While clearly there is more work to be done, we expect our overall financial performance in fiscal 2017 to show improvement over last fiscal year and for Layne to be profitable in fiscal year 2018.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months Ended April 30, (unaudited)
(in thousands, except per share data)	2016	2015
Revenues	$159,739	$174,271
Cost of revenues (exclusive of depreciation and amortization shown below)	(130,369)	(143,231)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(27,250)	(29,245)
Depreciation and amortization	(6,428)	(8,735)
Restructuring costs	(455)	(190)
Equity in earnings (losses) of affiliates	1,269	(108)
Gain on extinguishment of debt	—	4,236
Interest expense	(4,246)	(3,852)
Other income, net	150	1,041

Loss from continuing operations before income taxes	(7,590)	(5,813)
Income tax expense	(1,213)	(761)

Net loss from continuing operations	(8,803)	(6,574)
Net income from discontinued operations	—	16

Net loss	$(8,803)	$(6,558)

Earnings per share information attributable to Layne Christensen Company shareholders:
Loss per share from continuing operations - basic and diluted	$(0.45)	$(0.34)
Earnings per share from discontinued operations - basic and diluted	—	0.01

Loss per share attributable to Layne Christensen Company - basic and diluted	$(0.45)	$(0.33)

Weighted average shares outstanding - basic and dilutive	19,773	19,633

	As of
(in thousands)	April 30, 2016	January 31, 2016
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$59,849	$65,569
Working capital	128,075	131,280
Adjusted Working Capital (excluding cash and cash equivalents)	68,226	65,711
Total assets	483,067	488,657
Total debt	159,862	159,074
Total Layne Christensen Company equity	122,651	128,658
Common shares issued and outstanding	19,803	19,789

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q1 FY 2017 for each segment versus Q1 FY 2016 follows the table.

	Three Months Ended April 30,
(in thousands)	2016	2015
Revenues
Water Resources	$61,950	$58,152
Inliner	47,534	48,020
Heavy Civil	39,093	45,083
Mineral Services	11,255	23,524
Intersegment Eliminations	(93)	(508)

Total revenues	$159,739	$174,271

Adjusted EBITDA
Water Resources	$4,097	$6,573
Inliner	7,218	6,981
Heavy Civil	131	(1,276)
Mineral Services	51	2,009
Unallocated corporate expenses	(7,039)	(9,520)

Total Adjusted EBITDA	$4,458	$4,767

Water Resources

	Three Months Ended April 30,
(in thousands)	2016	2015
Revenues	$61,950	$58,152
Adjusted EBITDA	4,097	6,573
Adjusted EBITDA as a percentage of revenues	6.6%	11.3%

For the three months ended April 30, 2016, Water Resources’ revenues increased by 7% compared to the prior year period. The revenue growth was driven mainly by the increase in repair and installation projects and increased activity in the injection well market, partially offset by decline in water management services within the energy sector.

Adjusted EBITDA for the three months ended April 30, 2016 decreased by $2.5 million due primarily to the write-off of uncollectible accounts receivable amounting to $1.0 million during the current quarter, as well as operating losses in our water management services within the energy sector. Additionally, we encountered execution issues with certain projects and reduced margins on drilling projects in the western region as a consequence of increased competition.

Backlog was $91.7 million at April 30, 2016 compared to $97.6 million at January 31, 2016 and $110.0 million at April 30, 2015.

Inliner

	Three Months
	Ended April 30,
(in thousands)	2016	2015
Revenues	$47,534	$48,020
Adjusted EBITDA	7,218	6,981
Adjusted EBITDA as a percentage of revenues	15.2%	14.5%

For the three months ended April 30, 2016, Inliner revenues decreased slightly by 1% versus the three months ended April 30, 2015, primarily related to product mix of rehabilitation work.

Adjusted EBITDA for the three months ended April 30, 2016 increased by $0.2 million due primarily to improved project execution and reduced selling, general and administrative expenses.

Backlog was $121.8 million at April 30, 2016 compared to $113.6 million at January 31, 2016 and $120.1 million at April 30, 2015.

Heavy Civil

	Three Months
	Ended April 30,
(in thousands)	2016	2015
Revenues	$39,093	$45,083
Adjusted EBITDA	131	(1,276)
Adjusted EBITDA as a percentage of revenues	0.3%	(2.8%)

For the three months ended April 30, 2016, Heavy Civil revenues decreased by 13% versus the three months ended April 30, 2015 as a result of our continuing strategic shift towards more selective opportunities, including negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts. These negotiated and alternative delivery contracts are typically lower risk and are contributing to improved margins. Additionally, delays in the start of certain projects contributed to reduced revenues during the current quarter.

Adjusted EBITDA of $0.1 million for the three months ended April 30, 2016 improved relative to the three months ended April 30, 2015 of ($1.3) million, as a result of continued progress in completing certain fixed-price troubled contracts and improved profitability related to the strategic shift towards more selective opportunities mentioned above.

Backlog was $102.6 million at April 30, 2016 compared to $135.1 million at January 31, 2016 and $150.3 million at April 30, 2015.

Mineral Services

	Three Months
	Ended April 30,
(in thousands)	2016	2015
Revenues	$11,255	$23,524
Adjusted EBITDA	51	2,009
Adjusted EBITDA as a percentage of revenues	0.5%	8.5%
Equity in earnings (losses) of affiliates	1,269	(108)

For the three months ended April 30, 2016, Mineral Services’ revenues decreased by 52% versus the three months ended April 30, 2015 primarily due to lower activity levels as a result of the continued softness in global commodity prices. Furthermore, our decision to exit from our operations in Africa and Australia during FY2016 contributed to approximately $4.0 million in revenue decline compared to Q1 FY 2015.

Adjusted EBITDA for the three months ended April 30, 2016 decreased by $2.0 million as a consequence of lower activity levels. Included in these results are wind-down costs of $1.1 million during the current quarter related to our exit from Africa and Australia, partially offset by a tax audit settlement credit of $0.7 million.

Equity in earnings (losses) of affiliates improved during the three months ended April 30, 2016, due to improved profitability in our Latin American affiliates.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in our Adjusted EBITDA calculation were $7.0 million for Q1 FY 2017 compared to $9.5 million in Q1 FY 2016. The improvement was primarily due to reductions in legal and professional fees, consulting expenses and compensation expenses.

Use of Non- GAAP Financial Information

We use Adjusted EBITDA to assess performance which is not defined in generally accepted accounting principles (GAAP). Adjusted EBITDA represents income or loss from continuing operations before interest, taxes, depreciation and amortization, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as restructuring costs, gain on extinguishment of debt, and certain other gains or losses, plus dividends received from affiliates. We believe that the presentation of Adjusted EBITDA included in this report helps us understand and evaluate our core operating performance and trends and provides useful information to both management and investors. In addition, we use Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The following table reconciles Adjusted EBITDA to income (loss) from continuing operations before income taxes, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

Three Months Ended April 30, 2016 (in thousands)	Water Resources	Inliner	Heavy Civil	Mineral Services	Unallocated Corporate Expenses	Other Items/ Eliminations	Total
Revenues	$61,950	$47,534	$39,093	$11,255	$—	$(93)	$159,739

Income (loss) from continuing operations before income taxes	$300	$5,645	$(782)	$(347)	$(8,160)	$(4,246)	$(7,590)
Interest expense	—	—	—	—	—	4,246	4,246
Depreciation expense and amortization	3,153	1,254	469	1,219	333	—	6,428
Non-cash share-based compensation	204	251	37	49	706	—	1,247
Equity in (earnings) losses of affiliates	—	—	—	(1,269)	—	—	(1,269)
Restructuring costs	—	—	391	64	—	—	455
Other (income) expense, net	440	68	16	(756)	82	—	(150)
Dividends received from affiliates	—	—	—	1,091	—	—	1,091

Adjusted EBITDA	$4,097	$7,218	$131	$51	$(7,039)	$—	$4,458

Three Months Ended April 30, 2015 (in thousands)	Water Resources	Inliner	Heavy Civil	Mineral Services	Unallocated Corporate Expenses	Other Items/ Eliminations	Total
Revenues	$58,152	$48,020	$45,083	$23,524	$—	$(508)	$174,271

Income (loss) from continuing operations before income taxes	$2,891	$5,242	$(2,023)	$(2,552)	$(9,755)	$384	$(5,813)
Interest expense	—	—	—	—	—	3,852	3,852
Depreciation expense and amortization	3,450	997	695	3,101	492	—	8,735
Non-cash share-based compensation	149	539	178	122	621	—	1,609
Equity in (earnings) losses of affiliates	—	—	—	108	—	—	108
Restructuring costs	63	19	41	21	46	—	190
Gain on extinguishment of debt	—	—	—	—	—	(4,236)	(4,236)
Other (income) expense, net	20	184	(167)	(154)	(924)	—	(1,041)
Dividends received from affiliates	—	—	—	1,363	—	—	1,363

Adjusted EBITDA	$6,573	$6,981	$(1,276)	$2,009	$(9,520)	$—	$4,767

We also use Adjusted Working Capital, which is not determined in accordance with GAAP, as an indicator of operating efficiency and our ability to manage our receivables and inventory. Adjusted Working Capital excludes cash and cash equivalents from the traditional measure of working capital.

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Tuesday, June 7, 2016, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through June 14, 2016 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13637329#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intend,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com